EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Acusphere, Inc. Reports Q2 2007 Financial Results and
Operating Highlights

WATERTOWN, Mass., August 8, 2007 --- Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the quarter ended June 30, 2007 and commented on its operational priorities and progress, including its planned NDA submission in Q4 2007 for its lead product candidate, Imagify(TM) (perflubutane polymer microspheres) Injectable Suspension, a cardiovascular drug in late-stage development for use in screening for coronary artery disease.

Operating Priorities

Acusphere’s main priorities remain the same:

•                  Preparing for the regulatory submissions for Imagify

•                  Preparing for the commercialization of Imagify

•                  Advancing other product development candidates

The Company continues to focus on the steps necessary to submit an NDA for Imagify and support the MAA filing in Europe by Nycomed, its European partner. In addition to preparing the clinical sections of the NDA in electronic filing format, Acusphere is working to qualify its commercial manufacturing facility for Imagify, including aseptic validation, process performance qualification and continued product stability testing. The Company plans to complete these qualification steps in time to support a Q4 2007 NDA submission. In addition, the Company plans to announce a product development program later in the third quarter this year, addressing other opportunities for the application of its proprietary microsphere technology.

Imagify Clinical Results

On May 1, 2007, the Company announced that it exceeded the criteria for success for two of the primary endpoints, accuracy and sensitivity, in RAMP-2, its second Phase 3 clinical trial of Imagify. All three of the ultrasound-blinded readers had superior sensitivity and non-inferior accuracy to nuclear stress, the most frequently used imaging procedure for the assessment of coronary artery disease. Although RAMP-2 did not achieve the specificity endpoint, the Company had previously reported superior specificity for Imagify in its first Phase 3 trial, RAMP-1. High accuracy and sensitivity were the top priorities in RAMP-2. The Company believes that it now has two Phase 3 pivotal trials showing Imagify-enhanced cardiac stress ultrasound is clinically equivalent to nuclear stress in determining whether or not a patient has coronary artery disease. Based upon continued discussions within the medical community and with consultants, including those from the most recent American Society of Echocardiologists conference in June, Acusphere believes that these results will support a strong NDA submission in Q4 2007.

“We are very pleased by the reactions to our clinical trial results for Imagify from thought leaders in the echocardiology community, and are working diligently to incorporate these findings into a strong NDA filing. These physicians have been seeking the addition of perfusion to ultrasound to improve their ability to diagnose coronary artery disease, and they are overwhelmingly telling us that they see the RAMP-1 and RAMP-2 data as positive proof that this possibility can be a reality,” stated Sherri C. Oberg, Acusphere’s President and Chief Executive Officer.  “We, and they, continue to believe that the benefits of ultrasound with Imagify compared to nuclear stress tests are compelling: faster results, less expense and no radiation.”

She added, “With the completion of our Imagify clinical trials and the addition in the past quarter of Patrick Gallagher as Senior Vice President of Business Development, we feel well positioned to execute against our second half 2007 goals. One of these is to begin addressing additional opportunities within our technological portfolio, and we anticipate announcing our new product development plans in September. In the meantime, we continue to be focused on creating a better understanding of the long-term value of our technology and development plans for both the pharmaceutical and investment community.”

Financial Results

The Company’s financial results for the quarter ended June 30, 2007, are summarized in the accompanying table and detailed in Acusphere’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission.

The Company recognized $0.7 million in collaboration revenue during the second quarter of 2007. These revenues were recognized in connection with its agreement with Nycomed for European marketing rights for the Company’s lead product candidate, Imagify. As of June 30, 2007, the Company had $6.0 million in deferred revenue.

Operating expenses for the second quarter of 2007 were $14.2 million, versus $24.7 million in prior year period. The decrease primarily reflects the inclusion in the 2006 second quarter of a $10.1 million charge to expense for the write-off of intellectual property rights licensed from General Electric Healthcare (“GE”) and Bracco International relating to payments made or scheduled to be made by the Company prior to the commercialization of Imagify. During the second quarter of 2007, the Company amended the payment terms under its intellectual property agreements with both GE and Schering Bayer, resulting in a $1.1 million non-cash charge for extinguishment of debt. Operating expenses in the second quarters of both years include $2.5 million for depreciation and amortization and $0.6 million in stock-based compensation. The remaining decline in operating expenses over the prior year period largely represents lower clinical program costs for Imagify, primarily related to the completion of enrollment in the RAMP-2 clinical trial in June 2006.

The net loss after dividends for the second quarter of 2007 was $15.2 million, or $0.38 per common share, versus a net loss of $23.5 million, or $0.84 per common share, in the prior year period.

As of June 30, 2007, the Company’s balance sheet included approximately $82.8 million in total assets, comprised primarily of $52.1 million in cash and short-term investments and $28.0 million in property and equipment, net of accumulated depreciation. This reflects Acusphere’s most recent financing in June 2007, under which it raised net proceeds of approximately $18.7 million through the sale of common stock and warrants, as well as the payments in May 2007 to General Electric Healthcare and Schering of $1.5 million each under the modified intellectual property agreements. As of June 30, 2007, Acusphere had approximately 46.2 million shares of common stock outstanding and approximately 5.0 million common stock equivalent shares underlying its outstanding convertible preferred stock.

Conference Call Information

Acusphere plans to hold a conference call with investors today, Wednesday, August 8, 2007, commencing at 4:30 PM (Eastern Time). The conference call will cover the Company’s financial results, operating results and business outlook and will be led by Sherri C. Oberg, President and Chief Executive Officer and Frederick Ahlholm Vice President of Finance and Interim Principal Financial Officer of Acusphere, and will include other members of Acusphere’s senior management team. These Acusphere representatives will also be available for investor questions. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-888-713-4214, or internationally 1-617-213-4866, using the confirmation code: 71926786. After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through September 8, 2007 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 11268153.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, Imagify(TM) (perflubutane polymer microspheres) Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. In May 2007 we announced the results of our Phase 3 clinical program for Imagify. We are currently working towards submitting an NDA (New Drug Application) for Imagify. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Glossary of Terms

Accuracy: a measure of all patients that are correctly evaluated out of all the patients in the study.

Blinded Readers: physicians with expertise in reading cardiac ultrasound images (ultrasound blinded reader) or nuclear stress images (nuclear blinded reader). The physicians have access to no clinical information about the patient, and so blinded reading is more challenging than reading in the normal clinical setting, where physicians have access to patient history, symptoms and other test results.

MAA: Marketing Authorization Application seeking European regulatory approval to market and sell a new drug such as Imagify.

Myocardial Perfusion: blood flow to the heart muscle.

NDA: New Drug Application seeking U.S. regulatory approval to market and sell a new drug such as Imagify.

Non-inferiority: a statistical type of trial analysis, which is designed to show that one test is comparable to another test, within a certain statistical margin of error.

RAMP-1&2: Imagify Phase 3 pivotal trials: Real-time Assessment of Myocardial Perfusion 1 & 2.

Sensitivity: The ability to detect disease when present.

Specificity: The ability to detect the absence of disease when not present.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the efficacy of Imagify, the timing and likelihood of regulatory approval of an NDA submission for Imagify, the commercial opportunity for Imagify, publication of clinical results, manufacturing qualification and other product development. There can be no assurance that the FDA will accept the Company’s NDA for Imagify or that Imagify will be approved for the indication the Company is seeking, or at all. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential affects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

ACUSPHERE, INC.
FINANCIAL HIGHLIGHTS
— In Thousands (except per share data) —

CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenue	$667	$246	$1,333	$1,103
Operating expenses:
Research and development	10,854	21,640	20,842	32,514
General and administrative	3,357	3,040	6,577	5,594
Total operating expenses	$14,211	$24,680	$27,419	$38,108

Interest and other income (expense)	(1,149)	102	(962)	100
Change in valuation of derivative	41	1,455	(119)	575

Net loss	($14,652)	($22,877)	($27,167)	($36,330)
Dividends on preferred stock	(561)	(593)	(1,154)	(1,194)

Net loss available to common stockholders	($15,213)	($23,470)	($28,321)	($37,524)

Net loss per common share — basic and diluted	($0.38)	($0.84)	($0.73)	($1.47)
Weighted-average shares outstanding — basic and diluted	39,908	28,055	39,010	25,447

CONSOLIDATED BALANCE SHEET INFORMATION

	(Unaudited)
	June 30, 2007	December 31, 2006
Cash and short-term investments	$52,133	$59,750
Current assets	53,139	60,591
Total assets	82,795	94,822
Current portion of deferred revenue	2,667	2,667
Other current liabilities	14,434	19,658
Long-term liabilities	15,345	14,048
Stockholders’ equity	50,349	58,449

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Contact:
Fred Ahlholm Interim Principal Financial Officer Mary Conway Conway Communications	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800 Acusphere, Inc.